SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	August 4, 2011

OVERHILL FARMS, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-16699	75-2590292
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2727 East Vernon Avenue, Vernon, California	90058
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(323) 582-9977

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on November 4, 2010, Overhill Farms, Inc. (the “Company”) entered into a licensing agreement (the “BMC License”) with Boston Market Corporation (“BMC”) for the exclusive right to use BMC’s trademarks, trade dress and copyrights in connection with the manufacturing, advertising, promotion, sales and distribution of frozen food and certain shelf-stable licensed products (the “Boston Market Products”).

On August 4, 2011, the Company entered into a Co-Manufacturing, Sales and Distribution Agreement (the “Agreement”) with Bellisio Foods, Inc. (“Bellisio”).  The Agreement covers a collaborative arrangement between the Company and Bellisio regarding the co-manufacture, sale and distribution of Boston Market Products.

The Agreement provides that the Company and Bellisio will each co-manufacture approximately 50% of the total production volume of current and future Boston Market Products (the “Co-Manufactured Products”) during the term of the Agreement. The Company began its manufacturing of Co-Manufactured Products in June, 2011 and Bellisio is required to commence its manufacturing by August 15, 2011 at its Jackson, Ohio facility.

In addition to its co-manufacturing responsibilities during the term of the Agreement, Bellisio will be responsible for all sales and distribution responsibilities for all Boston Market Products produced under the BMC License. These responsibilities include marketing, sales, warehousing and handling, product distribution and all billing and collection activities. The Company has final approval rights for all sales and marketing promotion plans and expenses. Pursuant to the Agreement, the Company will be responsible for development of all new items for the Boston Market line as well as maintaining the quality and consistency of all products produced.

The Company and Bellisio will share 50%/50% in the first $2 million of aggregate profits from the Co-Manufactured Products, with the percentage shifting to 60% to the Company and 40% to Bellisio for any profits in excess of $2 million. Profits will be calculated after deducting from gross revenues: pre-established labor, material overhead costs relating to manufacturing of the products, all pre-approved sales and promotion expenses including a fixed sales and administrative fee charged by Bellisio as a percentage of sales; pre-negotiated warehouse charges; actual freight costs; interest expense on working capital; and any legitimate invoice deduction from retailers for spoilage, cash discounts if any, or defective products. In addition, the Company paid Bellisio a $100,000 start-up management fee and a $75,000 start-up brokerage fee predominantly for pre-launch sales activities. Both fees were paid by the Company in its third quarter of fiscal year 2011.

The Agreement is for an initial term of two years commencing effective July 1, 2011 and automatically renews for additional one-year periods unless either party provides notice of termination at least six months prior to the next one-year renewal period.  The Agreement may also be terminated by either party:

•	due to a material breach by the other party, subject to a ten-day cure period for a monetary breach and a 60-day cure period for a non-monetary breach;

•	six months after a party is acquired by certain direct competitors of the terminating party; or

•	as a result of the bankruptcy or insolvency of the other party.

Upon termination of the Agreement for any reason, the Company will reimburse Bellisio for unamortized pre-approved advertising costs, if any, incurred by Bellisio.  In addition, upon termination of the Agreement under certain circumstances, Overhill is required to repurchase all remaining conforming raw materials, packaging and Boston Market Product inventory from Bellisio at cost.

The Agreement also contains other provisions typical for this type of co-manufacturing, sales and distribution relationship, including customary indemnification obligations of each party.

The summary above does not include a description of all of the terms, conditions and other provisions of the Agreement and is qualified in all respects by reference to the full text of the Agreement, which the Company intends to file as an exhibit to its Annual Report on Form 10-K for the fiscal year ending October 2, 2011.  The Company intends to seek confidential treatment of certain terms of the Agreement that the Company has determined are proprietary in accordance with the procedures of the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 10, 2011	OVERHILL FARMS, INC.

	By:	/s/ Tracy E. Quinn
Tracy E. Quinn
Chief Financial Officer